                                                                  EXHIBIT 10.24


                                     -------------------------------------------
                                                   STATE OF COLORADO
                                              DEPARTMENT OF HUMAN SERVICES
                                       OFFICE OF INFORMATION TECHNOLOGY SERVICES
                                                 DEPT #
                                                 ROUTING # 99 IHA 00458
                                     -------------------------------------------


                                    CONTRACT


        THIS CONTRACT, made this 2nd day of October, 1998, by and between the State of Colorado for the use and benefit of the DEPARTMENT OF HUMAN SERVICES, Office of Information Technology Services, 1575 Sherman St., 7'h Floor, Denver, Colorado 80203, hereinafter referred to as the State, and ARIS CORPORATION, P.O. Box 4424, Bellevue, WA 98009-4224, (with a local business office at 717 Seventeenth Street, Suite 1510, Denver, CO 80202), hereinafter referred to as the Contractor.

        WHEREAS, authority exists in the Law and Funds have been budgeted, appropriated and otherwise made available and a sufficient unencumbered balance thereof remains available for payment in Fund Number 100, Appropriation Code 240; and

        WHEREAS, required approval, clearance and coordination- has been accomplished from and with appropriate agencies; and

        WHEREAS, in accordance with the terms hereof, the parties desire to have Contractor engineer, design, acquire, install, develop, test, and implement all required hardware and software, develop and deliver training, and provide helpdesk support considered necessary for the County Financial Management System, hereinafter called CFMS, an automated financial management system for use by the State and counties of Colorado; and

        WHEREAS, in accordance with the terms hereof, the parties desire to have Contractor provide maintenance of CFMS (application software, host environment hardware/software, training, and helpdesk support) for one year and up to four additional years at the State's option; and

        WHEREAS, on July 27, 1998 the State issued Request for Proposal # IHANC907015ITSX (the "RFP") seeking proposals from vendors for services for the CFMS project; and

        WHEREAS, in response to the RFP, the Contractor submitted its proposal (the "Proposal") which was determined to be the most advantageous to the State, taking into consideration the price and evaluation facto set forth in the RFP.



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NOW THEREFORE, it is here by agreed that

I.      Statement of Work

        A. The parties understand and agree that Exhibit A attached hereto consists of the RFP and that Exhibit B attached hereto consists of the Proposal The Contractor shall provide to the State the services and deliverables set forth herein and in Exhibits A and B, at the prices and rates set forth in Exhibits B and C.

        B. In the event of conflict between the terms of this Agreement and the provisions of Exhibits A and/or B, the terms of this Agreement shall control. In the event of a conflict between the provisions of Exhibit A and the provisions of Exhibit B, the provisions of Exhibit A shall control.

        C. The Contractor shall provide the services hereunder in accordance with the workplan with deliverables schedule and costs attached hereto as Exhibit C. In the event of conflict between the terms of this Agreement and the provisions of Exhibit C, the terms of this Agreement shall control. In the event of a conflict between the provisions of Exhibit C and the provisions of Exhibits A and/or B, the provisions of Exhibit C shall control.

II.     PROJECT STAFF

        In the performance hereunder, unless otherwise approved by the State, which approval by the State shall not unreasonably withhold, the Contractor shall use and provide the key project staff proposed in Exhibit B. It is agreed that the key project staff proposed shall be provided by the Contractor for this project and approved by the State and any changes in key staffing must also be approved by the State.

        The State shall retain the right to request, within a reasonable period of time, the replacement of any of the Contractor personnel whose qualifications or performance does not meet the qualifications or performance necessary for the successful and timely completion of the project. Upon receipt of such written request, the Contractor shall comply with such a request within 30 days, or take other corrective action as may be negotiated with the State.

III.    Ownership of Materials and Information

        A. During the term of this Agreement, as a result of Contractor's efforts under this Agreement, Contractor may generate ideas, inventions, suggestions, copyrightable materials or other information ("Intellectual Property") which fall into one of two categories:



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        1.      Intellectual Property specifically related to the subject
                mattes of Contractor's efforts under this Agreement, and directly related to, of incorporated into, the work product to be produced by Contractor and delivered to the State under this Agreement Title to Intellectual Property described in this paragraph 111.A I., that is developed solely by Contractor, or jointly by Contractor and the State, shall remain in the State at all times Contractor agrees to disclose and assign to the State, in a term satisfactory to the State, all such Intellectual Property, whether made alone or in conjunction with others, and to render such assistance as the State may reasonably require to perfect such assignments and to protect such Intellectual Property. The parties understand and agree that any such property, if developed from federal funds, may be the property of the Federal Government. If such be the case, the State reserves a royalty-free, non-exclusive, and irrevocable license to reproduce, publish, and otherwise use and to authorize others to use for the State's and for the Federal Government's purposes, any such intellectual property; and

        2. Intellectual Property of general applicability, whether or not related to, or incorporated into, the work product to be produced by Contractor and delivered to the State under this Agreement. Title to Intellectual Property described in this paragraph III.A.2., including any Intellectual Property developed by Contractor prior to or outside of this Agreement, shall remain in Contractor. To the extent such Intellectual Property is incorporated into the work product to be produced by Contractor and delivered to the State under this Agreement, Contractor grants and the State hereby accepts, a perpetual, worldwide, royalty-free, non-exclusive license to use all such Intellectual Property as incorporated into the Contractor work product."

        B. The State will be the owner of the license provided by the contractor on all third party proprietary operating and vendor software package(s) which are provided to the State hereunder.

        C. The State grants the Contractor, to the extent authorized by law, rights to royalty-free use of the CFMS Project software and documentation in the bidding and performance of other government system transfer or development projects, provided such use does not result in any additional cost to the State, compromise the performance of this or any other State project, or disclose any restricted State or personal data obtained by the Contractor in performance of this contract.



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        D. Records Retention and Availability All contractor records. documents, communications and other materials related to the performance of this contract shall remain the property of tile Contractor to ensure the Contractor "s ability to comply with all State, Federal and SIC corporate reporting requirement, but shall be made available to the State for review and audit as defined in Section VI paragraph H of this Contract "Inspection". All such records shall be maintained by the contractor, for a period of 4 years from November I, 1998.

        E. Approval Process for Deliverables: The State agrees to review the final deliverable document, product, or service within five (5) to ten
        (10) working days of receipt, as applicable, thereof by the State. Acceptance/rejection by the State will be indicated by a Letter of Acceptance/Rejection citing the specific deliverables that are approved/or not approved. Any approvals required by the Federal government are excluded from this agreement and may add additional time for review. Should protracted review by the Federal government result in an impact on the project schedule, parties agree to negotiate a revised schedule based on the delay.

IV.     MANDATORY FIXED PRICE DELIVERABLES

        The Contractor shall provide an operational system that meets the requirements specified in the RFP (EXHIBIT A), and in accordance with the requirements (technical and functional) defined in the detailed design, required under Exhibit C, and accepted and approved by the State for an amount not to exceed $5,170,937.

        The development process for the system shall take no longer than eight
        (8) months from November 2, 1998 and the Contractor shall allow for a subsequent six (6) month acceptance period. The Contractor shall provide, upon acceptance of a fully operational system, one (1) year of mandatory maintenance, support and operation for the system as defined in the RFP (warranty period).

        All fixed price deliverables are subject to the State's acceptance before they can be determined as "final". The list of fixed price deliverables for the System is included in EXHIBIT C.

V.      OPTIONAL MAINTENANCE AND SUPPORT

        The Contractor shall provide support (including, but not limited to on-going application software, host environment hardware/software, training, and help desk support) for up to four (4) years, at the State's option, exercisable on a year by year basis, beginning at the conclusion of the warranty period, and ending December 31, 2004 This request for maintenance and support can be made on a year by year basis up to four (4) years as specified in the RFP (EXHIBIT A)



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        Optional Maintenance acrd Support for the System is not to exceed
        $4,054,253 for a period of 4 years ($9 9,372 for Year l - 2001, $986,890 for Year 2 - 2002, $1,()37,969 for Year 3 - 2003, and $1,090,022 for
        Year 4 - 2004). to be exercised at the State's option This amount is the Contractor's fixed price bid for up to 4 years of maintenance and support The additional 4 years of optional support and maintenance will require a plan set forth by the Contractor for the State's approval, which lists deliverables This plan and the procedure for the year-by-year exercise of the optional maintenance and support shall be finalized between the parties by a formal amendment hereto. The Contractor shall provide the plan to the State not later than September 30, 2000

        Financial obligations of the State of Colorado payable after the current fiscal year are contingent upon funds for that purpose being appropriated, budgeted, and otherwise made available

VI.     MISCELLANEOUS PROJECT PROVISIONS

        A.      BILATERAL CHANGE ORDER LETTERS

                Bilateral changes within the general scope of the contract may be executed using the simplified change order letter process described in this paragraph and the model letter attached as EXHIBIT D for any of the following reasons:

                1. Where the agreed changes result in no adjustment to the price, delivery schedule, or other terms and conditions of the contract, the change letter will contain a mutual release of claims for adjustment of price, cost, time for performance, or other terms and conditions, whether based on costs of changed work or direct or indirect impacts on unchanged work, as a result of the change; or

                2. Where the changes to the contract are price based on the unit prices to be paid for the goods or services in EXHIBIT C of the contract (unit prices refers to such in EXHIBIT B); or

                3. Where the changes to the contract are priced based on the established catalog prices generally extended to the public, or on prices or rates set by law or regulation.



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                        The written bilateral change order letter WILL be
                        substantially in tile form at EXHIBIT D, must bear tile signature of' tile authorized agency official tile contractor, and--except where the parties agree on the face of' tile change order that no price/cost, schedule, or other contract adjustments are due the contractor-the State Controller or Ills designee The change order letter shall refer to the basic contract and include a detailed description of' the changes to the contract, tile price or cost of ceiling adjustment, the effective date, and (where applicable) the time within which the changed work must be done. Other bilateral modifications to this contract not within the scope of this paragraph must be executed by formal amendment to the contract, approved in accordance with State law.

        B       LIQUIDATED DAMAGES

        In the event the Contractor does not perform its obligations under this Contract, the State will incur major costs to maintain the functions that would have otherwise been performed by the Contractor. The parties understand and agree that the damages herein provided for are difficult to establish and the below stated damages are a reasonable approximation of actual damages.

        If the Contractor fails to meet the performance specifications herein, liquidated damages may be imposed by the State against the Contractor for Project Delays, System Down Time, Contractor Nonresponsiveness and/or Late Deliverables. The State may require direct payment of such liquidated damages from the Contractor. The parties agree that the damages from breach of this contract are difficult to prove or estimate, and the amount of liquidated damages specified herein represents a reasonable estimation of damages that will be suffered by the State from late performance, including costs of additional inspection and oversight, and lost opportunity for additional efficiencies that would have attended on-time completion of performance. The following represent circumstances under which liquidated damages may be imposed on the Contractor by the State:

                1.      LIQUIDATED DAMAGES FOR SYSTEM DOWN TIME AND NON
                        RESPONSIVENESS

                        The parties understand and agree that it is critical for the CFMS host system to maintain continuous online availability which meets the response time requirements in Section 5 of the RFP (EXHIBIT A). It is also critical that system support be available seven (7) days a week, twenty-four (24) hours a day. Therefore, at any time where due to the fault of the Contractor, the Contractor's unscheduled production host environment [host system(s) and back-up system(s)] is unavailable, the liquidated damages shall be as follows:



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                        a Down time during the business day 7:00 am to 7 pm.
                        Monday - Friday) in excess of two (2) hours $1,00 per hour

                        b Down time other than business day in excess of' four
                        (4) hours $ 1,000 per hour

                        Commencing with the roll-out of the application software into production, during the term hereof, the following schedule applies for any continuous 24 month period beginning on the date of the first individual occurrence of down time:

                                Damages for the first individual occurrence of down time shall be assessed at a factor of 75%. Thereafter, successive instances of down time shall have damages assessed at a factor as follows.

                                Second and Third - 85%
                                Fourth through Sixth - 95%
                                Seventh through Twelfth - 125%
                                Thirteenth and above - 200%

                        c. The damage provisions of this section shall be limited to the amount as set forth in section VI(E)(2) of this Agreement.

        2.      LATE DELIVERABLES

                Subject to the limitations of liability provisions as set forth in section VI(E)(2) of this Agreement, in the event that the Contractor fails to complete and submit a required deliverable as defined in Exhibits C or E, $3,000 per day liquidated damages may be applied by the State for the late submission of the deliverable for each day beyond the scheduled due date for the deliverable. This provision also applies to deliverables that are deemed unacceptable by the State and the re-submission of the deliverable is late due to the State's rejection. This provision shall be limited to those items in EXHIBITS C and E identified by an asterisk (*).

                The remedy specified in this clause does not limit the State's right to exercise other remedies under this contract, or at law or equity.



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        3.      FAILURE TO MEET SYSTEM IMPLEMENTATION DATE

                In the event the Contractor fails to have CFMS functioning on July I, 1999 in accordance with the CFMS Project Workplan, a $10,000 per day liquidated damages may he applied by the State for each day beyond July 1, 1999 This section shall be limited to the amounts as set forth in Section (Vl)(E-)(2) of this Agreement

C       BILLING, AND PAYMENT TERMS

        1. The Contractor shall bill the State according to the agreed-upon payment schedule in EXHIBITS C and E.

        2. Payment pursuant to this contract shall be made as earned, in whole or in part, from available funds in an amount not to exceed * for the purchase of the within described hardware, software, and consulting services, and the mandatory fixed price and optional maintenance and support for 4 years after expiration of the mandatory 12 month warranty period. The liability of the State, at any time shall be limited to the encumbered amount remaining of such funds.


                    *
                    *
                    *
                    *
                    *
                    *
                    *







                No unused funds in any one fiscal year may be extended for use in a subsequent year without the prior written consent of the State.

                See the "Dollar Analysis" section of Exhibit C for a full reconciliation of prices, use of funds, and time periods.

                3. The State may establish forms to be followed and used by the Contractor in billing for services, equipment, and deliverables provided hereunder. Invoices shall be submitted to the State by the Contractor on a monthly basis for work performed in the previous month. The State shall pay amounts due within 45 days of the receipt of correct billings.

                        Financial obligations of the State of Colorado payable after the current fiscal year are contingent upon funds for that purpose being appropriated, budgeted, and otherwise made available


*Portions of this agreement have been omitted pursuant to a request for confidential treatment pursuant to SEC Rule 24b-2, to be filed separately with the SEC no later than April 10, 2001.

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                4       Trough system implementation, for deliverables by the
                        Contractor, as set forth in Exhibit C, there shall be up to a twenty percent (20%) holdback, excluding hardware. non-CFMS software, and facility costs, to be retained by the State pending roll-out, integration and acceptance of each of' the major subsystems The 20% holdback will be distributed after the System is fully operational and accepted by the State, and the integrated solution as identified in the RFP, has been delivered according to the terms and specifications hereof Payments for Facilities and Facilities Support shall be made based on the expenses incurred and as billed monthly by the contractor. Hardware and non-CFMS software will be billed as expenses incurred and paid based on the State's acceptance and approval of the deliverable. Expenses subject to this provision shall be limited to those items in Exhibit C identified by a pound sign (#).

D.      TAXES

        The State is exempt from all federal excise taxes and from all state and local government use taxes. When materials are purchased by the Contractor for the benefit of the State, such exemptions apply except that in certain political subdivisions (for example - City of Denver) the Contractor may be required to pay sales or use taxes even though the ultimate product or service is provided to the State. These sales or use taxes will not be reimbursed by the State.

E.      DAMAGES

        1. Notwithstanding any language to the contrary, no interpretation hereof shall be allowed to find the State or any agency thereof has agreed to the payment of damages or penalties upon the occurrence or non-occurrence of a contingency.

        2. This section is hereby made bold and conspicuous for the benefit of both parties. In no event shall the contractor's contractual liability to the State for damages of any nature exceed the total charges payable under this contract, as it may be amended from time to time. This limitation of liability provision, and any other limitation or exclusion of damages in this contract, do not limit or exclude the contractor's liability for infringement or for death or bodily injury or damage to tangible property arising out of contract performance and caused by the contractor, its employees, agents, or subcontractors.



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        F.      WARRANTY OF DELIVERABLES

                1 Notwithstanding prior acceptance by the State of any deliverables) under this contract, the Contractor expressly warrants all documentation, reports and other items as correct and complete within the terms of this contract The Contractor shall warrant custom application software free of significant problems or bugs after the State operates the System through a complete 12 month cycle or through December 31, 2000, whichever comes later. The commencement date of operation of the System shall be determined by the parties based upon the acceptance protocol developed under Task 8 of EXHIBIT C. No provision hereof shall be given effect which attempts to exclude, modify, disclaim or otherwise attempts to limit implied warranties of merchantability and fitness for a particular purpose by the Contractor.

                2. Upon its recognition of any significant error, deficiency, or defect in the performance by the Contractor, the State shall give notice to the Contractor in writing, and cite in the notice the specific deficiency. After such notice, the Contractor shall promptly respond with a plan to correct any deficiencies cited in the notice. If, in the exercise of its reasonable discretion, the State finds that the plan is inadequate to correct the deficiency, or if the Contractor fails to diligently implement the plan or correct the error, deficiency or defect, or the error recurs, the State upon written notification to the Contractor may act to correct the problem. Should the State so act, the Contractor shall reimburse the State for any costs it incurs from so acting and/or the State may consider such deficiency(s) by the Contractor to be a breach of this Contract.

                3. The Contractor warrants that the software, firmware, or supplies delivered, or services performed, under this contract to be used before, during, and after the turn of the century (January 1, 2000) are "Year 2000 compliant." "Year 2000 compliant" means fault-free performance in the processing of date and date-related (including, but not limited to calculating, comparing, and sequencing) by all software products, firmware, and supplies, individually and in combination as a system, when used in accordance with the product documentation provided by the Contractor. Fault-free performance means:



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                        -       Nor invalid car incorrect results or abnormal
                                termination prior to, during, and after January 1, 2000 as a result of date or date-related data or data processing that represents or references different centuries or more than one century; and

                        -       Proper calculation and handling of leap years;
                                and

                        - Except for normal user interfaces (e.g. four digit date entry) identified in the Contractor's documentation, such as date data processing shall be transparent to the user.

                In the event this warranty is breached, the State may elect to
                (1) return the software or supply and receive a refund of the purchase price (in the case of delivered software or supplies) or (2) require the contractor to make all code revisions or repairs/replacements or firmware or supplies, as well as revisions to associated documentation, at no cost to the State in order to ensure that the software, firmware or supplies are Year 2000 compliant so long as notice of such defect is provided no later than 90 days after discovery. This warranty shall survive acceptance of the software, firmware, or supplies and is not subject to any disclaimer or limitation of warranty or other limitation of the contractor's or vendor's liability which may be specified in this contract or purchase -order, or exhibits, appendices, or any other document attached or incorporated in this contract by reference. The remedies specified therein shall not be exclusive remedies and shall not limit any other remedy at law or equity available to the State.

                All remedies are cumulative and may be selectively and collectively enforced by the State. Enforcement of one remedy does not preclude enforcement of any or all other remedies.

        G.      FORCE MAIEURE

                Neither the Contractor nor the State shall be liable to the other for any delay in, or failure of performance of, any covenant or promise contained in this contract, nor shall any delay of failure constitute default or give rise to any liability for damages if, and only to the extent that, such delay or failure is caused by "force majeure." As used in this contract "force majeure" means fire, explosion, action of the elements, strike, interruption of transportation, government interference, rationing, court action, illegality, or any other cause which is beyond the control of the party affected and which, by the exercise of reasonable diligence, could not have been prevented by the party affected. The existence of such causes of delay or failure shall extend the period for performance to such extent as may be necessary to enable the complete performance in the exercise of reasonable diligence after the causes of delay or failure have bee n removed. Nothing



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                in this paragraph shall prevent the State from covering its requirements from another Contractor during the period of delay.

        H.      INSPECTION

                Upon notification, except in exceptional circumstances, the State or its authorized representatives has the right to inspect or otherwise evaluate all phases of performance under this contract and in any premises in which it is being performed

                Upon ten (10) days notice, except in exceptional circumstances, by the State to the Contractor, during any working day between the hours of 7:30am - 5:00pm, all documentation, including accounting records, related to this Contract shall be available locally, within the Denver metro area, for and subject to review, inspection, copying, and audit by the State or any other personnel duly authorized by the State.

                The authorized parties inspecting or otherwise evaluating performance, the Contractor's documents shall abide by the Contractor's security policies.

        I.      FUNCTIONALITY

                EXHIBIT A shall govern as to functionality to be contained in CFMS. EXHIBIT B shall govern as to how that functionality will be provided in CFMS. After approval thereof by the State, the provisions of the Detailed Design Document (a deliverable hereunder) shall control over the provisions of EXHIBITS A and B.

        J.      TERM

                This contract shall be effective from November 2, 1998 to December 31, 2004.

                In the performance herein by the Contractor, time shall be of the essence.

        K.      PRIME CONTRACTOR AND SUBCONTRACTORS

        1. The Contractor shall assume ALL responsibility for the delivery and quality of the products and services provided by this contract, regardless of whether or not the Contractor hires subcontractors. The Contractor shall be the sole point of contact with the State with regard to all matters covered by this contract. The Contractor shall not subcontract any work or services provided by this contract without the express written consent of the State prior to initiating the subcontract. Subcontracts permitted by the State shall be subject to the requirements of this Contract, and the



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                Contractor is responsible for all subcontracting arrangements and the delivery of services as set forth in this Contract Contractor shall be responsible for the performance of' any subcontractor Failure of the subcontractor to provide services in accordance with the requirements of this contract shall be the responsibility of the Contractor. Contractor warrants and agrees that any subcontract resulting from its performance under the terms and conditions of this Contract, shall include a provision requiring the said subcontractor to abide by the terms and conditions hereof, as well as all other applicable federal and State laws, and rules and regulations pertinent hereto that have been or may hereafter be established. Also, Contractor warrants and agrees that all subcontracts shall include a provision that the subcontractor shall indemnify and hold harmless the State of Colorado, Department of Human Services.

        2. The parties understand and agree that the September 2, 1998 memorandum from ARIS's Legal Department (in Tab 8 of Exhibit B) shall not apply to this contract. The license(s) from Oracle Corporation to be supplied hereunder by the contractor to the State shall comply with the terms and conditions of the sample agreement attached hereto as Exhibit F.

        L.      SUPPORT

                At the option of the State, support and maintenance of the state-wide software applications can be out-sourced with the Contractor. The State retains the option to exercise these 4 optional years of maintenance and support. It is expected that the Contractor will provide the maintenance and support for the first year as part of this contract and the 4 optional years will be exercised in one year increments.

        M.      NOTICE AND REPRESENTATIVES

                Representatives

                For the purposes of this Contract, the individuals identified below are hereby designated representatives of the respective parties. Either party may from time to time designate in writing a new or substitute representative(s):

                For the State:                       For the Contractor:
                Patrick Horton                       Mark Devlin
                Manager, Office of Operations        Regional Consulting Manager
                1575 Sherman, 60th Floor             717 17th St., Suite 1510
                Denver, CO 80203                     Denver, CO 80202
                and
                Henry D. Wharton
                Chief Information Officer




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

                1575 Sherman, 7th Floor
                Denver, CO 80203

                Notice

                All notice required to be given by the parties hereunder shall be given by certified or registered mail, return receipt requested, to the individuals at the addresses set forth below. Either party may from time to time designate in writing a substitute person(s) or address to whom such notices shall be sent

        N.      DISPUTES

                Except as herein specifically provided otherwise, disputes concerning the performance of this Contract which cannot be resolved by the designated contract representatives shall be referred in writing to a senior departmental management staff designated by the department and a senior manager designated by the Contractor. Failing resolution at that level, disputes shall be presented in writing to the executive director and contractor chief executive officer for resolution. This process is not intended to supersede any other process for the resolution of controversies provided by law.

        O.      REMEDIES

                The Executive Director of the State or designee may exercise the following remedial actions, in addition to all other remedial actions authorized by law or found in this contract, should s/he find the Contractor substantially failed to satisfy the scope of work, following written notification to the Contractor. Substantial failure to satisfy the scope of work shall be defined to mean incorrect or improper activities or inaction by Contractor. These remedial actions are as follows:

                1. Withhold payment of disputed amounts to Contractor until the necessary services or corrections in performance are satisfactorily completed;

                2. Request the removal from work on the contract of employee(s) and/or agent(s) of Contractor whom the Executive Director or designee reasonably justifies as being incompetent, careless, insubordinate, unsuitable, or otherwise unacceptable, or whose continued employment on the contract s/he deems to be contrary to the public interest or not in the best interest of the State;

                3. Deny payment or recover reimbursement for those services or deliverables which have not been performed and which due to circumstances caused by Contractor cannot be performed or if performed would be of no value to the State. Denial of the amount of payment shall be reasonably related to the amount of work or deliverable lost to the State;

                4. Incorrect payments to the Contractor due to omission, error, fraud, and/or defalcation shall be recovered from the Contractor by deduction from subsequent payments under this Contract or other contracts between the State and the Contractor, or by the State as a debt due to the State or otherwise as provided by law

                5. Terminate the Contract for cause without compensation for termination costs If the State terminates the Contract for cause, it WILL first give written notice to the Contractor, stating the reasons for cancellation, procedures to correct problems, if any, and date the Contract will be terminated in the event problems have not been corrected.

                        a) In the event this Contract is terminated for cause, the State will only reimburse the Contractor for acceptable work or deliverables received to date of termination

                        b) In the event this Contract is terminated for cause, final payment to the Contractor may be withheld at the discretion of the State until completion of a final audit.

                6. This contract is subject to immediate termination by the State in the event that the State determines that the health, safety, or welfare of persons receiving CDHS services may be in jeopardy. Additionally, the state may immediately terminate this contract upon verifying that the Contractor has engaged in or is about to participate in fraudulent acts.

        P.      TERMINATION

                Should the State exercise its right hereunder to terminate this Contract for Financial Exigency or for Convenience, within 10 days of the termination date (or such other period as the parties may mutually agree upon), the Contractor shall be entitled to be paid a reasonable amount for costs incurred. The Contractor shall submit to the State a statement of outstanding:
                1) reasonable and necessary costs incurred in the performance of the work up to the effective termination date, 2) reasonable and necessary costs of settling and paying termination settlement proposals not to exceed 30 days pay for each subcontractor, 3) reasonable profit on the completed, but undelivered work up to the date of termination and, 4) reasonable and necessary accounting, legal, clerical and other expenses necessary for preparation of termination settlement proposals.

        Q.      Exhibits

                The following exhibits are made part of this Contract

                    EXHIBIT A     Request for Proposal (RI,_P) - because of its
                                  voluminous size, this EXHIBIT A is not
                                  attached hereto, however, each party
                                  acknowledges being in possession of an
                                  original copy of EXHIBIT A.

                    EXHIBIT B     Technical and Cost Proposal - because of its
                                  voluminous size, this EXHIBIT B is not
                                  attached hereto, however, each party
                                  acknowledges being in possession of an
                                  original copy of EXHIBIT B.

                    EXHIBIT C     Deliverable Schedule and Costs - attached
                                  hereto

                    EXHIBIT D     Task Order Format - attached hereto

                    EXHIBIT E     To Be Added after Detailed Design for the
                                  Optional Years Deliverable Schedule and Costs

                    EXHIBIT F     Sample Oracle Corporation license agreement

                    GENERAL PROVISIONS

                    SPECIAL PROVISIONS

                                                                   [Insert 6-5]



                               GENERAL PROVISIONS

        The following clauses apply to this contract. In some instances, these general clauses have been expanded upon in other sections of this contract. To the extent that other provisions of the contract provide more specificity than these general clauses, the more specific provision shall control.

A.      Federal Funds Contingency

        Payment pursuant to this contract, if in federal funds, whether in whole or in part, is subject to and contingent upon the continuing availability of federal funds for the purposes hereof. In the event that said funds, or any part thereof, become unavailable as determined by the State, the State may immediately terminate this contract or amend it accordingly.

B.      INDEPENDENT CONTRACTOR

        THE CONTRACTOR SHALL PERFORM ITS DUTIES HEREUNDER AS AN INDEPENDENT CONTRACTOR AND NOT AS AN EMPLOYEE. NEITHER THE CONTRACTOR NOR ANY AGENT OR EMPLOYEE OF THE CONTRACTOR SHALL BE OR SHALL BE DEEMED TO BE AN AGENT OR EMPLOYEE OF THE STATE. CONTRACTOR SHALL PAY WHEN DUE ALL REQUIRED EMPLOYMENT TAXES AND INCOME TAX WITHHOLDING, INCLUDING ALL FEDERAL AND STATE INCOME TAX AND LOCAL HEAD TAX ON ANY MONIES PAID PURSUANT TO THIS CONTRACT. CONTRACTOR ACKNOWLEDGES THAT THE CONTRACTOR AND ITS EMPLOYEES ARE NOT ENTITLED TO UNEMPLOYMENT INSURANCE BENEFITS UNLESS THE CONTRACTOR OR A THIRD PARTY PROVIDES SUCH COVERAGE AND THAT THE STATE DOES NOT PAY FOR OR OTHERWISE PROVIDE SUCH COVERAGE. CONTRACTOR SHALL HAVE NO AUTHORIZATION, EXPRESS OR IMPLIED, TO BIND THE STATE TO ANY AGREEMENTS, LIABILITY, OR UNDERSTANDING EXCEPT AS EXPRESSLY SET FORTH HEREIN. CONTRACTOR SHALL PROVIDE AND KEEP IN FORCE WORKER'S COMPENSATION (AND SHOW PROOF OF SUCH INSURANCE) AND UNEMPLOYMENT COMPENSATION INSURANCE IN THE AMOUNTS REQUIRED BY LAW, AND SHALL BE SOLELY RESPONSIBLE FOR THE ACTS OF THE CONTRACTOR, ITS EMPLOYEES AND AGENTS.

C.      Beneficiary

        Except as herein specifically provided otherwise, this contract shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

        It is expressly understood and agreed that the enforcement of the terms and conditions of this contract and all rights of action relating to such enforcement, shall be strictly reserved to the State and the named contractor. Nothing contained in this agreement shall give or allow any claim or right of action whatsoever by any other third person. It is the express intention of the State and the contractor that any such person or entity, other than the State or the contractor, receiving services or benefits under this agreement shall be deemed an incidental beneficiary only.

D.      Insurance - Contractor

        1. During the term of this contract, and any extension(s) hereof, contractor agrees that it will keep in force an insurance policy or policies, issued by a company authorized to do business in Colorado, in the kinds and minimum amounts specified below unless specifically waived herein. In the event of cancellation of any such coverage, the contractor shall immediately notify the State of such cancellation.

                a. Standard Worker's Compensation and Employers' Liability as required by State statute, including occupational disease; covering all employees on or off the work site, acting within the course and scope of their employment.

                b. General, Personal Injury, Professional, Automobile Liability (including bodily injury, personal injury and property damage) with minimum coverage of:

                        (1) Occurrence basis policy: combined single limit of $600,000 or Claims-Made policy: combined single limit of $600,000; plus an endorsement, certificate, or other evidence that extends coverage two years beyond the performance period of the contract.

                        (2) Annual Aggregate Limit policy: Not less than $1,000,000 plus agreement that the contractor will purchase additional insurance to replenish the limit to $1,000,000 if claims reduce the annual aggregate below $600,000.

        2. The State of Colorado shall be named as an additional insured on all liability policies.

        3. The insurance shall include provisions preventing cancellation without thirty (30) calendar days prior written notice to the State by certified mail.

        4. Upon execution of this contract, the contractor shall provide to the State additional insured endorsements and certificates of the required insurance coverage.

        5. The contractor shall provide such other insurance as may be required by law, or in a specific solicitation.

        6. If the contractor is a "public entity" within the meaning of the Colorado Governmental Immunity Act, 24-10-101, et seg.. C.R.S.. as amended ("Act"); the contractor shall maintain such insurance, by commercial policy or selfinsurance, as is necessary to meet the contractor's liabilities under-the Act. Proof of such insurance shall be provided upon request by the State.

E.      Contractor Representations - Licenses/Approvals/insurance

        The contractor certifies that, at the time of entering into this contract, it has currently in effect all necessary licenses, certifications, approvals, insurance, etc. required to properly provide the services and/or supplies covered by this contract. Additionally, all employees of the contractor performing services under this contract shall hold the required license or certification, if any, to perform their responsibilities. Any revocation, withdrawal or nonrenewal of necessary license, certification, approval, insurance, etc. required for the contractor to properly perform this contract, shall be grounds for termination of this contract by the State.

        The contractor further certifies that, if a foreign corporation, a limited liability company, a limited liability partnership or a limited liability limited partnership, it currently has a Certificate of Good Standing or Certificate of Existence to do business in Colorado. Proof of such certification shall be provided upon request by the State.

F.      Records Maintenance

        The contractor shall maintain a complete file of all records, documents, communications, and other materials which pertain to the operation of the program/project or the delivery of services under this contract. Such files shall be sufficient to properly reflect all direct and indirect costs of labor, materials, equipment, supplies and services, and other costs of whatever nature for which a contract payment was made. These records shall be maintained according to generally accepted accounting principles and shall be easily separable from other contractor records.

G.      Records Retention and Availability

        All such records, documents, communications, and other materials shall be the property of the State unless otherwise specified herein and shall be maintained by the contractor, for a period of three (3) years from the date of final payment or submission of the final federal expenditure report under this contract, unless the State requests that the records be retained for a longer period, or until an audit has been completed with the following qualification. If an audit by or on behalf of the federal and/or state government has begun but is not completed at the end of the three (3) year period, or if audit findings have not been resolved after a three (3) year period, the materials shall be retained until the resolution of the audit findings.

H.      Performance Monitoring

        The contractor shall permit the State and any other governmental agency authorized by law, or their authorized designee to monitor all activities conducted by the contractor pursuant to the terms of this contract. As the monitoring agency may in its sole discretion deem necessary or appropriate, such monitoring may consist of intemal evaluation procedures, reexamination of program data, special analyses, on-site verification, formal audit examinations, or any other reasonable procedures. All such monitoring shall be performed in a manner that will not unduly interfere with contract work.

I.      Audits

        1. General. The contractor authorizes the State or its representatives to perform audits and/or inspections of its records at any reasonable time during the term of this contract and for a period of three (3) years, (unless the State determines a longer timeframe is required) following the date of final payment under this contract, to assure compliance with its terms and/or to evaluate the contractor's performance.

                Any amounts which have been paid by the State which are found to be improper in accordance with other terms of this contract shall be immediately returned to the State or may be received in accordance with other remedies.

        2. Single Audit Clause. All state and local governments and non-profit organizations receiving more than $300,000 from all funding sources, that are defined as federal financial assistance for single audit purposes, shall comply with the audit requirements of OMB Circular A-128 (Audits of State and Local Governments) or A-133 (Audits of Institutions of Higher Education and Other Non-profit Organizations), whichever applies.

J.      Confidential of Records

        The contractor shall protect the confidentiality of all records. and other materials containing personally identifying information that are maintained in accordance with this contract. Except as provided by law, no information in possession of the contractor about any individual constituent shall be disclosed in a form including identifying information without the prior written consent of the person in interest, a minor's parent, or guardian. The contractor shall have written policies- -governing access to, duplication and dissemination of, all such information. The contractor shall advise its employees, agents and subcontractors, if any, that they are subject to these confidentiality requirements. The contractor shall provide its employees, agents and subcontractors, if any, with a copy or written explanation of these confidentiality requirements before access to confidential data is permitted.

K.      Conflict of Interest

        During the term of this contract, the contractor shall not engage in any business or personal activities or practices or maintain any relationships which conflict in any way with the contractor fully performing his/her obligations under this contract.

        Additionally, the contractor acknowledges that, in governmental contracting, even the appearance of a conflict of interest is harmful -to the interests of the State.

        Thus, the contractor agrees to refrain from any practices, activities or relationships which could reasonably be considered to be in conflict with the contractor's fully performing his/her obligations to the State under the terms of this contract, without the prior written approval of the State.

        In the event that the contractor is uncertain whether the appearance of a conflict of interest may reasonably exist, the contractor shall submit to the State a full disclosure statement setting forth the relevant details for the State's consideration and direction. Failure to promptly submit a disclosure statement or to follow the State's direction in regard to the apparent conflict shall be grounds for termination of the contract.

        Further, the contractor (and subcontractors or subgrantees permitted under the terms of this contract) shall maintain a written code of standards governing the performance of its employees engaged in the award and administration of contracts. No employee, officer or agent of the contractor, subcontractor, or subgrantee shall participate in the selection, or in the award or administration of a contract or subcontract supported by Federal funds if a conflict of interest, real or apparent, would be involved. Such a conflict would arise when:

                a.      The employee, officer or agent;

                b.      Any member of the employee's immediate family;

                c.      The employee's partner; or

                d. An organization which employees, or is about to employ, any of the above,

        has a financial or other interest in the firm selected for award. The contractor's, subcontractor's, or subgrantee's officers, employees, or agents will neither solicit nor accept gratuities, favors, or anything of monetary value from contractor's potential contractors, or parties to subagreements.

L.      Conformance with Law

        The contractor shall at all times during the term of this contract strictly adhere to all applicable federal and state laws and implementing regulations as they currently exist and may hereafter be amended. The contractor shall also require compliance with these statutes and regulations in subcontract and subgrant agreements, if any, permitted under this contract. Without limitation, these federal laws and regulations include:

        -       Age Discrimination Act of 1975, 42 U.S.C. Sections 6101 et. se
                q. and its implementing regulation, 45 C.F.R. Part 91;

        -       Age Discrimination in Employment Act of 1967, 29 U.S.C. 621-634;

        - Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. 12101 et sea.;

        -       The Drug Free Workplace Act of 1988, 1988,41 U.S.C. 701 et seg.;

        -       Equal Pay Act of 1963, 29 U_S.C. 206(d);

        -       Immigration Reform and Control Act of 1986, 8 U.S.C. 1324b;

        -       Pro-Children Act of 1994, 20 U.S.C. 6081 et seg.;

        - Section 504 of the Rehabilitation Act of 1973, 29 U.S.C. 794, as amended, and implementing regulation 45 C.F.R. Part 84;

        -       Titles VI & VII of the Civil Rights Act of 1964, 42 U.S.C. 2000d
                & e;

        - Title IX of the Education Amendments of 1972, 20 U.S.C. 1681 et seg.;

        - Section 24-34-302, et sea., Colorado Revised Statutes 1993, as amended;

        - The "Uniform Administrative Requirements for Grants and Cooperative Agreements to State and Local Governments (Common
                Rule), at 49 Code of Federal Regulations, Part 18;

        - Office of Management and Budget Circulars A-87, A-21 or A-122, and A-102 or A-110, whichever is applicable.

        - The Hatch Act (5 USC 1501-1508 and Public Law 95-454 Section 4728. These statutes state that federal funds cannot be used for partisan political purposes of any kind by any person or organization involved in the administration of federally-assisted programs.

        The contractor also shall comply with any and all laws and regulations prohibiting discrimination in the specific program(s) which is/are the subject of this contract. In consideration of and for the purpose of obtaining any and all federal and/or state financial assistance, the contractor makes the following assurances, upon which the State relies.

        1. The contractor will not discriminate against any person on the basis of race, color, national origin, age, sex, religion and handicap, including Acquired Immune Deficiency Syndrome (AIDS) or AIDS related conditions, in performance of work under this contract.

        2. At all times during the performance of this contract, no qualified individual with a disability shall, by reason of such disability, be excluded from participation in, or denied benefits of the service, programs, or activities performed by the contractor, or be subjected to any discrimination by the contractor.

        3. The contractor shall take all necessary affirmative steps, as required by 45 CFR 92.36(e), Colorado Executive Orders D0055 87 and D0005 94 and State Procurement Rules, to assure that small and minority businesses and women's business enterprises are used, when possible, as sources of supplies, equipment, construction, and services purchased under this contract.

M.      Assignment/Delegation/Subcontracting

        Except as herein specifically provided otherwise, the duties and obligations of the contractor arising hereunder cannot be assigned, delegated nor subcontracted except with the express prior written consent of the State. The subcontracts permitted by the State shall be subject to the requirements of this contract, and the contractor is responsible for all subcontracting arrangements and the delivery of services as set forth in this contract. The contractor shall be responsible for the performance of any subcontractor. Failure of the subcontractor to provide services in accordance with the requirements of this contract shall be the responsibility of the contractor. . The contractor warrants and agrees that any subcontract resulting from its performance under the terms and conditions of this contract, shall include a provision that the said subcontractor shall abide by the terms and conditions hereof, as well as all other applicable federal and State laws, and rules and regulations pertinent hereto that have been or may hereafter be established. Also, the contractor warrants and agrees that all subcontracts shall include a provision that the subcontractor shall indemnify and hold harmless the State. The subcontractors must be certified to work on any equipment for which their services are obtained.

N.      Litigation

        The contractor shall promptly notify the State in the event that the contractor learns of any actual litigation in which it is a party defendant in a case which involves services provided under this contract. The contractor, within five (5) calendar days after being served with a summons, complaint, or other pleading which has been filed in any federal or state court or administrative agency, shall deliver copies of such document(s) to the State's Executive Director. The term "litigation" includes an assignment for the benefit of creditors, and filings in bankruptcy, reorganization and/or foreclosure.

O.      Disputes

        Except as herein specifically provided otherwise, disputes concerning the performance of this contract which cannot be resolved by the designated contract representatives shall be referred in writing to a senior departmental management staff designated by the department and a senior manager designated by the contractor. Failing resolution at that level, disputes shall be presented in writing to the Executive Director and the contractor chief executive officer for resolution. This process is not intended to supersede any other process for the resolution of controversies provided by law.

P.      Remedies

        The Executive Director of the State or designee may exercise the following remedial actions, in addition to all other remedial actions authorized by law, should s/he find the contractor substantially failed to satisfy the scope of work found in this contract. Substantial failure to satisfy the scope of work shall be defined to mean incorrect or improper activities or inaction by the contractor.

        These remedial actions are as follows:

        1. Withhold payment to the contractor until the necessary services or corrections in performance are satisfactorily completed;

        2. Request the removal from work on the contract of employee(s) and/or agent(s) of the contractor whom the Executive Director or designee justifies as being incompetent, careless, insubordinate, unsuitable, or otherwise unacceptable, or whose continued employment on the contract s/he deems to be contrary to the public interest or not in the best interest of the State;

        3. Deny payment or recover reimbursement for those services or deliverables which have not been performed and which due to circumstances caused by the contractor cannot be performed or if performed would be of no value to the State. Denial of the amount of payment shall be reasonably related to the amount of work or deliverables lost to the State;

        4. Incorrect payments to the contractor due to omission, error, fraud, and/or defalcation shall be recovered from the contractor by deduction from subsequent payments under this contract or other contracts between the State and the contractor, or by the State as a debt due to the State or otherwise as provided by law.

Q.      Termination

        1. Termination for Default. The State may terminate the contract for cause without compensation for termination costs. If the State terminates the contract for cause, it will first give ten
                (10) days prior written notice to the contractor, stating the reasons for cancellation, procedures to correct problems, if any, and the date the contract will be terminated in the event problems have not been corrected.

                a. In the event this contract is terminated for cause, the State will only reimburse the contractor for acceptable work or deliverables received up to the date of termination.

                b. In the event this contract is terminated for cause, final payment to the contractor may be withheld at the discretion of the State until completion of final audit.

        2. Termination for Convenience. The State shall have the right to terminate this contract by giving the contractor at least thirty
                (30) days prior written notice. If notice is so given, this contract shall terminate on the expiration of the specified time period, and the liability of the parties hereunder for further performance of the terms of this contract shall thereupon cease, but the parties shall not be released from the duty to perform their obligations up to the date of termination.

        3. Immediate Termination. This contract is subject to immediate termination by the State in the event that the State determines that the health, safety, or welfare of persons receiving services may be in jeopardy. Additionally, the State may immediately terminate this contract upon verifying that the contractor has engaged in or is about to participate in fraudulent acts.

        4. Termination for Financial Exigency. The State shall have the right to terminate this contract for financial exigency by giving the contractor at least thirty (30) days prior written notice. For the purposes of this provision, a financial exigency shall be a determination made by the Colorado legislature or its Joint Budget Committee that the financial circumstances of the State are such that it is in the best interest of the State to terminate this contract. If notice of such termination is so given, this contract shall terminate on the expiration of the time period specified in the notice, and the liability of the parties hereunder for further performance of the terms of this contract shall thereupon cease, but the parties shall not be released from the duty to perform their obligations up to the date of termination.

R.      Severability

        To the extent that this contract may be executed and performance of the obligations of the parties may be accomplished within the intent of the contract, the terms of this contract are severable, and should any term or provision hereof be declared invalid or become inoperative for any reason, such invalidity or failure shall not affect the validity of any other term or provision hereof. The waiver of any breach of a term hereof shall not be construed as a waiver of any other term, or the same term upon subsequent breach.

S.      Integration of Understandings.

        This contract is intended as the complete integration of all understandings between the parties. No prior or contemporaneous addition, deletion, or other amendment hereto shall have any force or effect whatsoever, unless embodied herein in writing. No subsequent novation, renewal, addition, deletion, or other amendment hereto shall have any force or effect unless embodied in a written contract executed and approved pursuant to the State Fiscal Rules.

T.      Proprietary Information

        1. Proprietary information for the purpose of this contract is information relating to a party's research, development, trade secrets, business affairs, internal operations and management procedures and those of its customers, clients or affiliates, but does not include information lawfully obtained from third parties, that which is in the public domain, or that which is developed independently.

        2. Neither party shall use or disclose directly or indirectly without prior written authorization any proprietary information concerning the other party obtained as a result of this contract. Any proprietary information removed from the State's site by the contractor in the course of providing services under this contract will be accorded at least the same precautions as are employed by the contractor for similar information in the course of its own business.

U.      Discrimination Complaints

        Any person who feels that s/he has been discriminated against relating to the services provided under this contract has the right to file a complaint with the

        Colorado Department of Human Services, the Colorado Civil Rights Commission, and/or the US Commission on Civil Rights.

V. If any of the payments hereunder are from federal funds, where applicable, the following provisions shall apply to this contract.

        1.      Press Releases

                Pursuant to Section 511 of P.L. 101-166, when issuing statements, press releases, requests for proposals, bid solicitations and other documents describing projects or programs funded in whole or in part with federal funds, the contractor shall clearly state (i) that the activity is funded in whole or in part by federal funds, (ii) the percentage of the total costs of the program or project which will be financed with federal money, (iii) percentage and dollar amount of the total costs of the project or program that will be financed by non-federal sources.

        2. Debarment Certification To the extent applicable, if any payment pursuant to this contract is in federal funds, the following provisions apply to this contract.

                a. The contractor certifies to the best of its knowledge and belief that the contractor, its principals and authorized subcontractors: (i) are not presently debared, suspended, proposed for debarment declared ineligible, or voluntarily excluded from participation in this transaction by any federal department or agency;
                        (ii) have not within a three year period preceding this contract been convicted of or had a civil judgment rendered against it for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, State, or local) transaction or contract under a public transaction; (iii) have not violated a Federal or State antitrust statutes or committed embezzlement, theft, forgery, bribery, falsification or destruction of records, or made false statements; or received stolen property; (iv) are not presently indicted for, or otherwise criminally or civilly charged by a governmental entity (Federal, State, or local) with commission of any of the offenses enumerated in sub-paragraph (iii) of this certification; and, (v) have not within a three year period preceding this contract had one or more public transactions (Federal, State, or local) terminated for cause or default.

                        Further, the contractor shall include, without modification, the following Certification Clause in the contract of any subcontractor obligated to perform services pursuant hereto:

                        The prospective lower tier participant certifies, by submission of this contract, that neither it nor its principals is presently debared, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this transaction by any Federal Department or agency."

        b. Where the prospective lower tier participant is unable to certify to any of the statements in this certification, such prospective participant shall attach an explanation to this contract.

        c. "Lower tier participant" is defined to include the contractor and its principals, agents, and subcontractors who are obligated to perform services pursuant to the terms of this contract.

3. Payments made to the contractor from Federal funds under this contract shall supplement and not supplant state or local expenditures that would have been made in the absence of such federal support.

4. The contractor shall not use federal funds to satisfy federal cost sharing and matching requirements unless approved in writing by the appropriate federal agency.

5. In accordance with the requirements of P.L. 101-166, none of the federal funds provided under this contract may be used to pay the salary of any individual at a rate in excess of $125,000 per year.

6.      Rights in Data and Copyright - Federal Reserved Rights

Except for its own internal use, the contractor shall not publish or reproduce any data/information, in whole or part, that is recorded in any form or medium whatsoever and that is delivered or specified to be delivered under this contract, nor may it authorize or permit others to do so, without the written consent of the federal government, through the State, until such time as the federal government may have released such data/information to the public.

As authorized by 49 C.F.R. 18.34, the federal government, through the State, reserves a royalty free, nonexclusive, and irrevocable license to reproduce, publish or otherwise use, and to authorize the State and others to use; a) any work developed under this contract or a resulting third party contract irrespective of whether or not it is copyrighted; and b) any rights of copyright to which a contractor, subrecipient, or third party contractor purchases ownership with federal assistance.

W.      Exhibits - Interpretation

        1. Unless otherwise stated, all exhibits referenced herein are attached hereto and incorporated herein and made a part of this contract.

        2. The terms of this contract shall control over any conflicting terms in any of its attached exhibits.

X. Venue The parties agree that venue for any action related to performance of this contract shall be in the City and County of Denver, Colorado.

Y. Vendor Offset The parties understand and agree that the State shall have the right to offset against payment due to the contractor hereunder, any debts owed by the contractor to the State or any child support payments owed by the contractor.

        Colorado Contract Procedures and Management Manual - August 1997
================================================================================

D. SPECIAL PROVISIONS

--------------------------------------------------------------------------------
THESE SPECIAL PROVISIONS ARE REQUIRED BY FISCAL RULE 3-1 TO BE USED IN EVERY STATE CONTRACT, INCLUDING GRANTS.
--------------------------------------------------------------------------------

                               SPECIAL PROVISIONS

CONTROLLER'S APPROVAL

1. This contract shall not be deemed valid until it shall have been approved by the Controller of the State of Colorado or such assistant as he may designate. This provision is applicable to any contract involving the payment of money by the State.

FUND AVAILABILITY

 2. Financial obligations of the State of Colorado payable after the current fiscal year are contingent upon funds for that purpose being appropriated, budgeted, and otherwise made available.

BOND REQUIREMENT

 3. If this contract involves the payment of more than fifty thousand dollars for the construction, erection, repair, maintenance, or improvement of any building, road, bridge, viaduct, tunnel, excavation or other public work for this State, the Contractor shall, before entering upon the performance of any such work included in this contract, duly execute and deliver to the State official who will sign the contract, a good and sufficient bond or other acceptable surety to be approved by said official in a penal sum not less than one-half of the total amount payable by the terms of this contract. Such bond shall be duly executed by a qualified corporate surety conditioned upon the faithful performance of the contract and in addition, shall provide that if the Contractor or his subcontractors fail to duly pay for any labor, materials, team hire, sustenance, provisions, provendor or other supplies used or consummed by such Contractor or his subcontractor in performance of the work contracted to be done or fails to pay any person who supplies rental machinery, tools, or equipment in the prosecution of the work the surety will pay the same in an amount not exceeding the sum specified in the bond, together with interest at the rate of eight per cent per annum. Unless such bond is executed, delivered and filed, no claim in favor of the Contractor arising under such contract shall be audited, allowed or paid. A certified or cashier's check or a bank money order payable to the Treasurer of the State of Colorado may be accepted in lieu of a bond. This provision is in compliance with CRS 38-26-106.

INDEMNIFICATION

 4. To the extent authorized by law, the Contractor shall indemnify, save, and hold harmless the State, its employees and agents, against any and all claims, damages, liability and court awards including costs, expenses, and attorney fees incurred as a result of any act or omission by the Contractor, or its employees, agents, subcontractors, or assignees pursuant to the terms of this contract.

DISCRIMINATION AND AFFIRMATIVE ACTION

 5. The Contractor agrees to comply with the letter and spirit of the Colorado Antidiscrimination Act of 1957, as amended, and other applicable law respecting discrimination and unfair employment practices (CRS 24-34-402), and as required by Executive Order, Equal Opportunity and Affirmative Action, dated April 16, 1975. Pursuant thereto, the following provisions shall be contained in all State contracts or subcontracts.

 During the performance of this contract, the Contractor agrees as follows:

 (a) The Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, national origin, sex, marital status, religion, ancestry, mental or physical handicap, or age. The
 Contractor will take affirmative action to insure that applicants are employed, and that employees are treated during employment, without regard to the above mentioned characteristics. Such action shall include, but not be limited to the following: employment upgrading, demotion or transfer, recruitment or recruitment advertising: lay-offs or terminations; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth provisions of this non-discrimination clause.

 (b) The Contractor will, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, State that all qualified applicants will receive consideration for employment without regard to race, creed, color, national origin, sex, marital status, religion, ancestry, mental or physical handicap, or age.

       Colorado Contract Procedures and Management Manual - August 1997
================================================================================

     (c) The Contractor will sent to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, notice to be provided by the contracting officer, advising the labor union or workers' representative of the Contractor's commitment under the Executive Order. Equal Opportunity and Affirmative Action, dated April 16, 1975, and rules, regulations, and relevant Orders of the Governor.

     (d) The Contractor and labor unions will furnish all information and reports required by Executive Order, Equal Opportunity and Affirmative Action of April 16, 1975, and by the rules, regulations and Orders of the Governor, or pursuant thereto, and will permit access to his books, records, and accounts by the contracting agency and the office of the Governor or his designee for purposes of investigation to ascertain compliance with such rules regulations and orders.

     (e) A labor organization will not exclude any individual otherwise qualified from full membership rights in such labor organization, or expel any such individual from membership in such labor organization or discriminate against any of its members in the full enjoyment work opportunity because of race, creed, color, sex, national origin, or ancestry.

     (f) A labor organization, or the employees or members thereof will not aid, abet, incite, compel or coerce the doing of any act defined in this contract to be discriminatory or obstruct or prevent any person from complying with the provision of this contract or any order issued thereunder; or attempt, either directly or indirectly, to commit any act defined in this contract to be discriminatory.

     (g) In the event of the Contractor's non-compliance with the non-discrimination clauses of this contract or with any of such rules, regulations, or orders, this contract may be canceled, terminated or suspended in whole or in part and the Contractor may be declared ineligible for further State contracts in accordance with procedures, authorized in Executive Order, Equal Opportunity and Affirmative Action of April 16, 1975 and the rules, regulations, or orders promulgated in accordance therewith, and such other sanctions as may be imposed and remedies as may be invoked as provided in Executive Orders, Equal Opportunity and Affirmative Action of April 16, 1975, or by rules, regulations, or orders promulgated in accordance therewith, or as otherwise provided by law.

     (h)  The Contractor will include the provisions of paragraphs (a) through
     (h) in every subcontract and subcontractor purchase order unless exempted by rules, regulations, or orders issued pursuant to Executive Order, Equal Opportunity and Affirmative Action of April 16, 1975, so that such provisions will be binding upon each subcontractor or vendor. The Contractor will take such action with respect to any sub-contracting or purchase order as the contracting agency may direct, as a means of enforcing such provisions, including sanctions for non-compliance; provided, however, that in the event the Contractor becomes involved in, or is threatened with, litigation, with the subcontractor or vendor as a result of such direction by the contracting agency, the Contractor may request the State of Colorado to enter into such litigation to protect the interest of the State of Colorado.

COLORADO LABOR PREFERENCE

     6a. Provisions of CRS 8-17-101 & 102 for preference of Colorado labor are applicable to this contract if public works within the State are undertaken hereunder and are financed in whole or in part be State funds.

     b. When a construction contract for a public project is to be awarded to a bidder, a resident bidder shall be allowed a preference against a non-resident bidder from a State or foreign country equal to the preference given or required by the State or foreign country in which the non-resident bidder is a resident. If it is determined by the officer responsible for awarding the bid that compliance with this subsection .06 may cause denial of federal funds which would otherwise be available or would otherwise be inconsistent with requirements of Federal law, this subsection shall be suspended, but only to the extent necessary to prevent denial of the moneys or to eliminate the inconsistency with Federal requirements (CRS 8-19-101 and 102).

GENERAL

     7. The laws of the State of Colorado and rules and regulations issued pursuant thereto shall be applied in the interpretation, execution, and enforcement of this contract. Any provision of this contract whether or not incorporated herein by reference which provides for arbitration by any extra-judicial body or person or which is otherwise in conflict with said laws, rules, and regulations shall be considered null and void. Nothing contained in any provision incorporated herein by reference which purports to negate this or any other special provision in whole or in part shall be valid or enforceable or available in any action at law whether by way of complaint, defense, or otherwise. Any provision rendered null and void by the operation of this provision will not invalidate the remainder of this contract to the extent that the contract is capable of execution.

     8. At all times during the performance of this contract, the Contractor shall strictly adhere to all applicable federal and State laws, rules, and regulations that have been or may hereafter be established.

     9. Pursuant to CRS 24-30-202.4 (as amended), the State Controller may withhold debts owed to State agencies under the vendor offset intercept system for: (a) unpaid child support debt or child support arrearages; (b) unpaid balance of tax, accrued interest, or other charges specified in Article 22, Title 39, CRS; (c) unpaid loans due to the Student Loan Division of the Department of Higher Education; (d) owed amounts required to be paid to the Unemployment Compensation Fund; and (e) other unpaid debts owing to the State or any agency thereof, the amount of which is found to be owing as a result of final agency determination or reduced to judgment as certified by the controller.

       Colorado Contract Procedures and Management Manual -- August 1997
--------------------------------------------------------------------------------

     10. The signatories aver that they are familiar with CRS 18-8301, et. seq., (Bribery and Corrupt Influences) and CRS 18-8-401, et. seq., (Abuse of Public Office), and that no violation of such provisions is present.

     11. The signatories aver that to their knowledge, no State employee has any personal or beneficial interest whatsoever in the service or property described herein:

IN WITNESS WHEREOF, the parties hereto have executed this Contract on the day first above written.

Contractor: [ILLEGIBLE]                   STATE OF COLORADO

(Full Legal Name)  RICK E. BRAUEN         ROY ROMER, GOVERNOR

--------------------------------------
                                          [SIGNATURE ILLEGIBLE]
--------------------------------------    --------------------------------------
                                          EXECUTIVE DIRECTOR
Position (Title) Central Area Director
                ----------------------    FOR
                 91-14-7147
--------------------------------------    DEPARTMENT OF Human Services
  Social Security Number or Federal                    -------------------------
       Identification Number

If Corporation:)                          APPROVALS:
Attest (Seal)                             STATE CONTROLLER
                                          ARTHUR L. BARNHART
By  RICK E. BRAUEN                        By: [SIGNATURE ILLEGIBLE]
  ------------------------------------       -----------------------------------
    Corporate Secretary, or Equivalent,
    Town/City/Country Clerk

APPROVALS:

ATTORNEY GENERAL                          STATE CONTROLLER

By  C. RICHARD PENNINGTON                 By
  ------------------------------------      ------------------------------------
    C. Richard Pennington
    Assistant Attorney General
    State Services Section



                     Page 33 which is the last of 33 pages

                                  CFMS PROJECT

                   EXHIBIT C - DELIVERABLE SCHEDULE AND COSTS

                                                         FIXED PRICE
                    DELIVERABLE                        PAYMENT AMOUNT      PLANNED DELIVERY MONTH
=================================================================================================
          Task 1
          ------
                                                                           Per month *
          Planning and Project Management Support           *              *
          Quarterly Status Reports*
          Monthly Status Reports
          Workplan updates
          Steering Committee
                                                       ------------------------------------------
          Project Management                               *
                                                       ------------------------------------------
          Task 2
          ------
2.01      Consultant Familiarization with CFMS             *                          *
2.02      Project Site & Initial Environment               *                          *
2.03      Familiarize CDHS Staff with COTS                 *                          *
2.04      Develop Implementation Strategies                *                          *
2.06      Project Initiation Meetings                      *                          *
                                                       ------------------------------------------
          Project Initiation                               *
                                                       ------------------------------------------

          Task 3
          ------
3.01      Document Baseline Requirements                    *                          *
3.02      Define AR Requirements                            *                          *
3.03      Design system functionality for CFMS              *                          *
3.04      Develop Software Architecture & Integration P     *                          *
3.05      Set Up Conference Room Pilot System               *                          *
3.06      Identify Application Gaps in COTS                 *                          *
3.07      Test GLDI Functions                               *                          *
3.08      Devise workarounds and customizations             *                          *
3.09      Design interfaces with existing legacy system     *                          *
3.11      Design Interfaces with New Systems                *                          *
3.12      Prepare for Development                           *                          *
3.13      Finalize detailed design of customizations        *                          *
3.15      Develop Security Strategy                         *                          *
3.16      Develop and implement change management           *                          *
3.17      Phase Management & Completion                     *                          *
                                                       ------------------------------------------
          System Analysis & Design                          *
                                                       ------------------------------------------
          Task 4
          ------
4.01      Prepare for System Testing                        *                          *
4.02      Develop GLDI Processes                            *                          *
4.03      Develop Reports                                   *                          *
4.04      Develop Calculations                              *                          *
4.05      Develop & Unit Test Custom Data Store and         *                          *
4.06      Develop Interface Software                        *                          *
4.07      Conduct Preliminary Capacity Analysis             *                          *
4.08      System Acceptance Test                            *                          *
4.09      Conduct Final Capacity Analysis                   *                          *
4.10      Finalize Documentation                            *                          *

* Portions of this agreement have been omitted pursuant to a request for confidential treatment pursuant to SEC Rule 24b-2, to be filed separately with the SEC no later than April 10, 2001.

                                  CFMS PROJECT


                  EXHIBIT C -- DELIVERABLE SCHEDULE AND COSTS


                                            FIXED PRICE
             DELIVERABLE                   PAYMENT AMOUNT       PLANNED DELIVERY MONTH
--------------------------------------------------------------------------------------
4.11      Disaster Recovery Plan             *                             *
4.12      Phase Management & Completion      *                             *
                                           -----------
          System Development & Testing       *
                                           -----------

          Task 5
          ------
5.01      Environment Planning               *                             *
5.02      Acquire Hardware                   *                             *
5.03      Configure Production Environment   *                             *
5.04      Configure production applications  *                             *
5.05      Phase Management & Completion      *                             *
                                           -----------
          Acquisition and Installation
            of Hardware                     *
                                           -----------

          Task 6
          ------
6.01      Initial Production Period          *                             *
6.02      Support of Network                 *                             *
6.03      Final System Acceptance            *                Monthly payments during
                                                              acceptance time
                                                              *
6.04      Finalize & turnover system
            documentation                    *                             *
6.05      Phase Management & Completion      *                             *
                                           -----------
          Initial Production Operation       *
                                           -----------

          Task 7
          ------
7.01      Plan User Training                  *                             *
7.02      Create Training Environment &
            Materials                         *                             *
7.03      Train CDHS & Other State
            Personnel                         *                             *
7.04      Phase Management & Completion       *                             *
                                           -----------
          User Support                        *
          and Technical Training           -----------

          Task 8
          ------
8.01      Warrant CFMS                         *                             *
8.03      Turnover Plan                        *                             *
8.04      Provide ongoing training             *                             *
8.06      Process contract deliverables        *                             *
8.08      Turnover system                      *                             *
                                           -----------
          Mandatory Post Implementation
            Support                            *
                                           -----------

          Task 9
          ------

9.01      Mandatory Post Implementation                      Per month *
            Support                            *                             *
                                           -----------
          Post Implementation Support          *
                                           -----------

# Deliverables subject to 20% holdback.
* Deliverables subject to late charge.

* Portions of this agreement have been omitted pursuant to a request for confidential treatment pursuant to SEC Rule 24b-2, to be filed separately with the SEC no later than April 10, 2001.

                                  CFMS PROJECT


                  EXHIBIT C -- DELIVERABLE SCHEDULE AND COSTS


                                            FIXED PRICE
             DELIVERABLE                   PAYMENT AMOUNT          PLANNED DELIVERY MONTH
-----------------------------------------------------------------------------------------
          Hardware Costs/Facilities
          HP Hardware Purchase Production      *                              *
          HP Hardware Purchase Development     *                              *
          HP Hardware Purchase
            Application Server                 *                              *
          HP Configuration                     *                              *
          HP Open View/ITO (Note 1)            *                              *
          Prepaid Support                      *                              *
                                             ------------
                                               *
          Network Costs                        *                              *
          Oracle Software & Tutor              *                              *
          Noetix Views                         *                              *
          Ring Master                          *                              *
                                             ------------
                                               *
          Oracle Software Support              *                              *
          Oracle Tutor                         *                              *
          Software Maintenance                 *                              *
                                             ------------
                                               *

                                                           Monthly facility cost *
          Facilities/Equipment                *                      *
                                                            Monthly facility cost *
          Facilities/Equipment                *                      *
                                                           Monthly Hardware Costs *
          Hardware Costs                      *                      *
          Training                            *                                   *
                                             ------------
          Hardware                           *
                                             ------------

                                             ------------
          Fixed Price Total                  *
                                             ------------

# Deliverables subject to 20% holdback.
* Deliverables subject to late charge.

Note 1: Facilitated by CDHS IS Department
Note 2: All AR customization, development, testing and production setups, documentation, training and training materials, and production support for the AR module have been eliminated.

*Portions of this agreement have been omitted pursuant to a request for confidential treatment pursuant to SEC Rule 24b-2, to be filed separately with the SEC no later than April 10, 2001.